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                                                                   EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-1022, 333-50619 and 333-60587) pertaining to the Visio
Corporation 1990 Stock Option Plan, Visio Corporation 1995 Long-term Incentive Compensation Plan, Visio Corporation 1995 Stock Option Plan for Nonemployee Directors, Visio Corporation 1995 Employee Stock Purchase Plan, and Visio Corporation (formerly Kaspia Systems, Inc.) 1996 Stock Option Plan and the Registration Statement (Form S-3 No. 333-60577) pertaining to the sale of additional shares of common stock of our report dated October 23, 1998, with respect to the financial statements and schedule of Visio Corporation included in the Annual Report (Form 10-K) for the year ended September 30, 1998.

Seattle Washington
December 24, 1998                                         /s/ ERNST & YOUNG LLP